EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-41465, 333-41467, 333-74936, 333-74938, 333-88611 and 333-91306) of TriPath Imaging, Inc. of our report dated January 31, 2003, with respect to the consolidated financial statements of TriPath Imaging, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Raleigh, North Carolina
March 20, 2003